Exhibit 99.1

SandRidge Energy Concludes Strategic Review Process and Will Move Forward

with Company Development and Growth Plan

Oklahoma City, Oklahoma, September 10, 2018 /PRNewswire/ - SandRidge Energy, Inc. (the “Company”) (NYSE: SD) announced today that it has concluded its formal strategic review process following the thorough evaluation of multiple potential transactions, all of which the Board of Directors believes significantly undervalue either the Company or its resources. The Board believes several impermanent items may have impacted bid valuations, including Colorado’s ballot initiative 97, which would significantly restrict drilling on the North Park property, the current lack of a pipeline connection in Jackson County, Colorado where our North Park acreage is located, and a lack of current market interest in the Mississippian Lime play. When the highest cash bids were totaled, the Company’s implied liquidation value was approximately $12.00-$13.00 per share, which the Board believes meaningfully undervalues the Company.

“What we found through our comprehensive and thorough process was a significant disconnect between the intrinsic value of SandRidge and the bidders’ perception of the Company. The highest cash bids received for the Company’s properties included $305 million for a combination of the Mississippian Lime and additional other Oklahoma properties, $70 million for the Northwest STACK properties and only $100 million for the North Park Basin assets, which are simply not consistent with the current proven reserves and expected cash flows of these properties,” Bill Griffin, President and CEO stated.

Jonathan Frates, Chairman of the Board, went on to say, “At the right price, notwithstanding the conclusion of this formal strategic review process, the Board is prepared to recommend a sale of the Company or certain of its assets, or the consummation of an appropriate merger opportunity. The value of the Company’s current reserve development plan exceeds recent trading values and certainly these offers, which grossly undervalue the Company. Unfortunately, our properties are located in areas that are currently out of favor and are therefore meaningfully undervalued. We will work assiduously over the next few years to realize the true value of the business.”

After several months of extensive solicitation, review of various proposals and reverse due diligence, the Board determined that the submitted cash offers were not representative of the Company’s current or potential future asset value. Further, the merger proposals received were unattractive primarily because the offers entailed asking SandRidge to take meaningfully overvalued properties in lieu of cash, to burden the balance sheet with significant debt, provided no meaningful synergies or resulted in wide valuation gaps.

The Board has concluded that the optimal course at this time is to develop the Company’s extensive inventory base in the Northwest STACK and the North Park Basin and pursue value enhancement opportunities in the Mississippian Lime. The Company will also pursue opportunistic acquisitions of strategic assets that provide complimentary, high quality production and development upside in a capital disciplined manner. The Company will continue to focus on cost reductions, margin improvements and divestment of non-core properties while moving forward with a profitable plan for organic growth. The Company looks forward to sharing the details of its new go-forward strategy in the very near future.

The strategic review process started on May 17, 2018 before the change in composition of the Board of Directors with the assistance of RBC Capital Markets LLC (“RBCCM”). The process included RBCCM contacting 662 entities to explore a complete or partial sale of the Company or its assets, or a combination of the Company with those entities, including domestic, international and financial buyers. The Company executed 28 non-disclosure agreements and received eight offers to purchase the Company or certain of its assets or to consummate some form of combination with the Company.

Investor Contact:

Johna Robinson

Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue Oklahoma City, OK 73102

+1 (405) 429-5515

Cautionary Statement Concerning Forward Looking Statements

This communication contains “forward-looking statements” “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. Such statements are often identified by use of the words “expects,” “believes,” “will,” “would,” “could,” “forecasts,” “projections,” “estimates,” “targets,” “opportunities,” “potential,” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that SandRidge expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including, but not limited to: the volatility of oil, gas and natural gas liquids (“NGL”) prices; uncertainties inherent in estimating oil, gas and NGL reserves and resource potential; the uncertainties, costs and risks involved in exploration and development activities; regulatory restrictions, compliance costs and other risks relating to governmental regulation; risk related to third party control over non-operated properties; midstream capacity constraints and potential interruptions in production, and other factors, many of which are beyond our control. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s public filings with the SEC, which are available at the SEC’s website, http://www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth oriented projects in Oklahoma and Colorado. The majority of the Company’s production is generated from the Mississippi Lime formation in Oklahoma and Kansas. Development activity is currently focused on the Meramec formation in the NW STACK Play in Oklahoma and multiple oil rich Niobrara benches in the North Park Basin in Colorado.